Exhibit 99.1

RMS Medical Products Secures Additional Growth Capital

Chester, NY / ACCESSWIRE / August 11, 2014 / Repro-Med Systems Inc., d/b/a RMS Medical Products (OTC stock symbol REPR) announced today that it secured growth capital commitments from the Horton Capital Partners Fund (“Horton Capital”). Horton Capital, an institutional investor based in Philadelphia, PA, agreed to purchase 1 million shares at $0.288 per share (the closing price of the Shares on August 8) and received warrants to purchase an additional 1 million shares should the share price appreciate to above $0.45 (a 56% premium). The proceeds will be used to fund future growth as the RMS team works to execute their plan and take advantage of significant opportunities being presented to the company in the infusion market. Andrew I. Sealfon, the company’s President and Chief Executive Officer, said, “I am delighted to be working with Horton Capital. They have been shareholders for some time now and bring a network and level of experience which should be invaluable in the company’s efforts to grow and enhance value for all of our shareholders.”

In addition to the HIgH-Flo(tm) Subcutaneous Safety Needle Sets, the company’s principal products include the FREEDOM60(r) Syringe Infusion Pump, FREEDOM60(r) Precision(tm) Flow Rate Tubing, and RES-Q-VAC Hand Held Medical Suction. The company’s web site may be visited at www.rmsmedicalproducts.com.

For further information contact:

Andrew I. Sealfon, President and CEO

(845) 469-2042

Mike King, Princeton Research, Inc.

(702) 650-3000

SOURCE: Repro-Med Systems Inc.